June 2, 2011

VIA FEDEX

Mr. Thomas Blanchard
President and Chief Executive Officer
United Copper Industries, Inc.
c/o Cambridge-Lee Holdings, Inc.
86 Tube Drive
Reading, Pennsylvania 19605

Mr. Carlos Peralta
Industrias Unidas, S.A. de C.V.
Av Reforma, No. 2608
Col. Lomas Altas, C.P. 11950
México D.F.

Dear Messrs. Peralta and Blanchard:

Mueller Industries, Inc. (“Mueller”) would like to express its strong interest in acquiring (the “Proposed Transaction”) certain assets owned directly or indirectly by United Copper Industries, Inc. (“UCI”) and is pleased to submit the following preliminary, non-binding indication of interest for such assets.  The Proposed Transaction includes the purchase of assets and rights primarily relating to, or used or held in connection with, the production of copper goods at a facility located in Reading, Pennsylvania (the “Reading Facility”), as well as certain intellectual property used in connection with the sale of products manufactured at the Reading Facility (collectively, the “Purchased Assets”).

We believe that Mueller is uniquely positioned to offer UCI full and fair value in a 100% cash acquisition of the Purchased Assets.  Given our significant presence in the copper industry and the commitment of key members of our management to the Proposed Transaction, we believe the Proposed Transaction can be consummated with speed, certainty and value.

The principal terms of our proposal are as follows:

1. Consideration:  The cash consideration that Mueller would be prepared to pay for the Purchased Assets is $35,000,000 to $50,000,000, based on the limited information Mueller currently possesses.  Following satisfactory completion of due diligence, our cash consideration parameters may change.

In addition, Mueller is interested in acquiring certain additional assets and rights, including intellectual property rights, relating to the production and sale of electrical building wire at a facility located in Denton, Texas, and Mueller would be prepared to discuss a mutually acceptable cash purchase price for such facility.

Messrs. Peralta and Blanchard
June 2, 2011

2. No Financing Contingency:  Mueller intends to finance the Proposed Transaction with cash on hand, and our proposal is not contingent upon receipt of consent by any third-party lender.  Mueller Industries, Inc. is traded on the New York Stock Exchange (MLI), with a current equity market capitalization of over $1.38 billion, annual worldwide sales in 2010 in excess of $2 billion and cash and cash equivalents in excess of $400 million as of the end of the first quarter of 2011.

3. Purchased Assets and Excluded Liabilities:  Upon completion of the Proposed Transaction, Mueller would acquire, directly or indirectly, the Purchased Assets, including the following: (a) any and all materials, fixtures, machinery and real property used or owned by UCI in connection with the conduct of its business at the Reading Facility; and (b) any and all intellectual property rights related to the production, branding and marketing of goods produced at the Reading Facility.  UCI would retain all pre-closing liabilities associated with the conduct of UCI’s operations at the Reading Facility (Mueller currently intends to assume, either directly or indirectly, UCI’s obligations to certain individuals employed at the Reading Facility).

4. Non-Binding Effect:  This letter does not constitute an offer and is not intended to create a binding or enforceable contract, obligation or commitment, and no party would have any obligation to any other party or any other person with respect to any transaction until the execution of a mutually satisfactory, definitive asset purchase agreement by the parties thereto.  Mueller is free to terminate discussions and negotiations with respect to the Proposed Transaction at any time without any obligation or liability.

The Proposed Transaction is a top priority for Mueller, and we and our advisors are prepared and highly motivated to work with UCI and its financial and legal advisors to consummate a successful transaction.  We are enthusiastic about the prospect of acquiring the Purchased Assets and look forward to hearing from you.  Please contact Gregory L. Christopher, our CEO, or me at (901) 751-7716.

Very truly yours,

/s/ Harvey L. Karp
Harvey L. Karp
Chairman of the Board of Directors
Mueller Industries, Inc.